Joan Mitchell
(b. 1925 - 1992)



Joan Mitchell is one of the top-selling female artists in the entire world, second only to Kusama. In '22, before her current heights, we exited a different Mitchell work, realizing 17.3% net annualized returns. See Inv Thesis for performance disclosures.

INVESTMENT THESIS

Initial Offering Price
$1,001,000

Offering Circular
sec.gov

Similar Auction Sales | Record Price


$25m
$20m
$15m
$10m
$5m
$0
84
89
94
99
04
09
14
19
24

Annual Growth of Record Price
18.4%

Sharpe Ratio (1996-2024) watch video

Joan Mitchell	▲1.14
S&P 500	0.51

47% Progress

INVEST NOW

Joan Mitchell

(b. 1925 - 1992)

Why we like this offering

1. **AbEx Legend:** Joan Mitchell was one of the few female artists to gain prominence as part of the Abstract Expressionist movement. Her peers included Jackson Pollock, Mark Rothko, and Helen Frankenthaler
2. **Market Momentum:** In recent years, Mitchell's auction market has begun to reflect her art-historical importance. In 2023 and 2024, she reached new top prices and turnover records at auction, including a $29.9 million record price in '23.
3. **Previous Exit:** We exited a much larger Mitchell work in October 2022, before she reached her current auction heights, realizing 17.3% net annualized returns to investors after 672 days held.
4. **Top Sharpe Ratio:** Mitchell's Sharpe ratio is 1.19 ('96-'24), one of the top ten highest in the Masterworks portfolio. Her risk-adjusted appreciation rate is more than double the S&P 500 over the same time period.
5. **Track Record:** 90% of the time Mitchell's paintings return to auction, they sell for a higher price than they did the first time.
6. **Unique Example:** Joan Mitchell dubbed her paintings of this scale her "suitcase paintings," because of their easily portable size. Ours is available for just over $1 million, an increasingly rare price point for her work.
7. **Similar Sales:** Auction records for artworks similar in scale, style, and period are led by Untitled (c.1956), which sold for $2,712,000 at Sotheby's New York on May 20, 2022, Untitled (c.1955), which sold for $1,272,084 (€1,189,500) at Christie's Paris on June 7, 2023, and Untitled (1956),. which sold for $1,145,300 at Sotheby's New York on May 13, 2021.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$53,152,559	19	$25,000,000


Turnover by Year
93.9M
70.4M
47M
23.5M
13
14
15
16
17
18
19
20
21
22
23
24


Lots Auctioned
Sold
Unsold
40
30
20
10
13
14
15
16
17
18
19
20
21
22
23
24

Initial Offering Price	**$1,001,000**
Offering Circular	sec.gov/edgar

Painting




About Joan Mitchell

Joan Mitchell (b. 1925, Chicago - d. 1992, Paris) is remembered as one of the most pivotal figures of the second generation of American Abstract Expressionists. In 1955, Mitchell began to split her time between France and New York, and by 1959 she had decided to settle permanently in France and took up a studio in Paris. The nine years that followed proved to be some of the most prolific of her artistic career, and the masterpieces created during this period have been revered by curators and collectors alike.

INVEST NOW

JOAN

MITCHELL

b. 1925, UNITED STATES - d. 1992, FRANCE



$1,001,000

INITIAL OFFERING

12.8% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]	23.8% ANNUAL GROWTH OF RECORD PRICE[3]
1.19 SHARPE RATIO[4]	21.9% MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Acrylic on canvas | 23 × 21 in.

Joan Mitchell is a pivotal figure of the second generation of American Abstract Expressionists.

The Artwork is a compelling small-scale example of Joan Mitchell's influential abstract expressionist paintings. Joan Mitchell dubbed her paintings of this scale her "suitcase paintings," because of their easily portable size. Despite the Artwork's pure abstraction, the textured applications of brown and blue paint evoke a natural landscape and call to mind European Impressionist paintings. The blue featured in the Artwork is an important color to Joan Mitchell and is featured in many of the artist's most significant works. In the words of art historian Klaus Kertess, "If Mitchell had had to choose but one color out of which to make a rainbow, it would certainly have been blue. Whether the blue that makes darkness visible, the blue of water, the blues in Cézanne, van Gogh, and Matisse, the blue of morning glories or delphiniums, or 'the blues' of jazz and sadness, blue was critical to the life of Mitchell's painting." Joan Mitchell painted the Artwork in her Paris studio at 10 rue Frémicourt circa 1960, a period often considered the height of her artistic experimentation. Works from this period are characterized by their bold, contrasting brushstrokes and vivid colors, both strongly represented in the Artwork. The Artwork is a small-scale, vertically-oriented abstract painting, which layers gestural brushstrokes and palette knife markings in shades of white, ochre, brown, and blue paint. The frenzied composition draws the viewer's attention to the center where more concentrated, thick brown brush strokes boldly contrast the white background. Accents of a vibrant blue paint throughout the composition bring a soft beauty to an emotionally heavy painting. Auction records for artworks similar in scale, style, and period are led by Untitled (c.1956), which sold for $2,712,000 at Sotheby's New York on May 20, 2022, Untitled (c.1955), which sold for $1,272,084 (€1,189,500) at Christie's Paris on June 7, 2023, and Untitled (1956), which sold for $1,145,300 at Sotheby's New York on May 13, 2021.

The Estate of Joan Mitchell is represented by David Zwirner. In 2021, the San Francisco MoMA and Baltimore Museum of Art co-organized a comprehensive retrospective featuring over eighty of the artist's works, which ran through August 2022. Mitchell received many awards during her lifetime: the Premio Lissone, Milan in 1961, Honorary Doctorates from The Western College, Oxford, Ohio, in 1971, the School of the Art Institute of

HER AUCTION RECORDS ARE LED BY UNTITLED (C.1959), WHICH SOLD FOR $29,160,000 AT CHRISTIE'S NEW YORK ON NOVEMBER 9, 2023, FOLLOWED BY SUNFLOWERS (1990/91), WHICH SOLD FOR $27,910,500 AT SOTHEBY'S NEW YORK ON NOVEMBER 15, 2023, AND NOON (1969), WHICH SOLD FOR $22,615,400 AT SOTHEBY'S NEW YORK ON MAY 13, 2024.

Chicago in 1987, the inaugural Distinguished Artist Award for Lifetime Achievement from the College Art Association of America in 1988, the Award for Painting from the French Ministry of Culture in 1989, and Le Grand Prix des Arts (Peinture) of the City of Paris in 1991, among others. Her works are currently held in prestigious permanent collections around the world, including the Art Institute of Chicago, the Brooklyn Museum in New York, the Museum of Modern Art in New York, the Whitney Museum of American Art, the Metropolitan Museum of Art in New York, the Hammer Museum in Los Angeles, the Los Angeles County Museum of Art, the Hirshhorn Museum and Sculpture Garden in Washington, D.C., the National Gallery of Art in Washington, D.C., the Philadelphia Museum of Art, the Tate Modern in London, the Peggy Guggenheim Collection in Venice, the Centre Pompidou in Paris, the Fondation Louis Vuitton in Paris, the Leeum, Samsung Museum of Art in South Korea, and the Shizuoka Prefectural Museum of Art in Japan, among many others. Mitchell's commercial market reflects her robust institutional support and demand for her work grows every year. She is currently the 10th most successful artist at auction worldwide this year with a turnover of 58 million dollars according to Artprice. The artist's auction records are led by Untitled (c. 1959), which sold for $29,160,000 at Christie's New York on November 9, 2023, Sunflowers (1990/91), which sold for $27,910,500 at Sotheby's New York on November 15, 2023, and Noon (1969), which sold for $22,615,400 at Sotheby's New York on May 13, 2024.
for $22,615,400 at Sotheby's New York on May 13, 2024.

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


2712000
1272084
1145300
943500
789584
751500
735000
466000
29700
19800
28600
28402
40250
68500
51750
114000
144143
228000
192000
144000
236667
233620
1/1/1990
1/1/2000
1/1/2010
1/1/2020
Implied Historical Growth

Joan Mitchell (b. 1925, Chicago, Illinois - d. 1992, Paris, France) is a pivotal figure of the second generation of American Abstract Expressionists. Mitchell attended Smith College and returned to Chicago to earn her Bachelor of Fine Arts from the School of the Art Institute of Chicago in 1947. While still in school, the artist traveled to Guanajuato, Mexico, where she met the muralists José Clemente Orozco and David Alfaro Siqueiros. After graduation, she received the James Nelson Raymond Traveling Fellowship from the School of the Art Institute, which led to a formative year-long stay in France, where her paintings became increasingly abstract. In 1949, she received her Master in Fine Arts from the School of the Art Institute of Chicago and then moved to New York City, where she immersed herself in the downtown arts scene as a member of the New York School. She was included in the famous 9th Street Exhibition of Paintings and Sculptures of 1951, which situated her at the forefront of Abstract Expressionism. Mitchell's paintings are characterized by their references to the natural world, specifically elements of water, trees, dogs, poetry, and music. The following year, she held her first solo exhibition in New York at the New Gallery. In the same decade, her works entered the permanent collections of the Whitney Museum of American Art, the Art Institute of Chicago, and the Museum of Modern Art, among other major institutions. In 1955, Mitchell began living between France and New York, and in 1959, she settled permanently in France. She leased a studio in Paris at 10 rue Frémicourt, and the following nine years proved to be some of the most prolific of her career. In 1968, Mitchell moved to Vétheuil, a commune northwest of Paris where Claude Monet once resided. Her early success led to a mid-career retrospective at the Whitney Museum in 1974. In 1988, she was also the subject of a nationwide touring retrospective, The Paintings of Joan Mitchell: Thirty-six Years of Natural Expressionism. Mitchell continued to paint until her passing in 1992 in Paris.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Joan Mitchell with the following criteria: Works on canvas created between 1956 and 1965 that measure between 15 inches by 15 inches and 30 inches by 30 inches. The comparative set includes painting acquired by Masterworks 443, LLC, at Christie's Paris on June 7, 2024. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Joan Mitchell have a record price compound annual growth rate ("CAGR") of 23.8% from October 9, 1992 to June 30, 2024. This calculation is based on (i) a record price of $10,000 on October 9, 1992, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $8,800,000, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Joan Mitchell has a risk-adjusted appreciation of 1.19. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Joan Mitchell is 21.9%, which is based on 173 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Joan Mitchell was March 11, 1998 and ending on the last date a repeat sale occurred for such artist, which in the case of Joan Mitchell was June 1, 2024. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.